Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

TEREX CORPORATION COMPLETES CAPITAL MARKETS TRANSACTION AND ANNOUNCES INITIAL RESULTS OF CASH TENDER OFFER FOR 8% SENIOR SUBORDINATED NOTES

Westport, CT, November 26, 2012 – Terex Corporation (NYSE: TEX) today announced that it has completed the issuance of $850,000,000 principal amount of 6.0% senior notes due 2021.

Terex also announced the initial results of its previously announced tender offer for its 8% senior subordinated notes due 2017.  Pursuant to the terms of the tender offer, the consent offer expired at 5:00 p.m., New York City time, on November 21, 2012.  Based on final information provided to the Company by Global Bondholder Services, the Depositary for the 8% Notes, approximately $680 million in aggregate principal amount of the 8% Notes were validly tendered and accepted for purchase by the Company.  As part of the tender offer, Terex also received the requisite consents from the holders of the 8% Notes for certain proposed amendments that would eliminate or modify certain covenants and events of default as well as other provisions contained in the indenture governing the 8% Notes.  Holders who validly tendered their notes will receive $1,043.75 per $1,000 principal amount of such notes plus accrued and unpaid interest thereon up to but not including the date of payment on November 26, 2012.  Holders of the 8% Notes who validly tender their notes after 5:00 p.m., New  York City time, on November 21, 2012 and prior to 11:59 p.m., New York City time, on December 6, 2012, unless extended or earlier terminated by Terex in its sole discretion (the “Expiration Time”), will be eligible to receive $1,013.75 per $1,000 principal amount of their 8% Notes on the final settlement date, which will occur promptly following the Expiration Time and is expected to be December 7, 2012.  Accrued interest up to, but not including, the applicable payment date of the 8% Notes will be paid in cash on all validly tendered (and not validly withdrawn) and accepted 8 % Notes.

Terex also announced today it will redeem all of the 8% Notes that remain outstanding following completion of the tender offer, effective December 26, 2012.  As set forth in the indenture for the 8% Notes, Terex will pay holders 104% percent of the principal amount plus accrued and unpaid interest up to the redemption date.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Terex Corporation, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

This press release contains forward-looking information based on the current expectations of Terex Corporation.  Because forward-looking statements involve risks and uncertainties, actual results could differ materially.  Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.  The forward-looking statements speak only as of the date of this press release.  Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries.  Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market.

Contact Information:

Tom Gelston

Vice President, Investor Relations

Phone: 203-222-5943

Email: thomas.gelston@terex.com

##

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com